Exhibit 99.1

FOR IMMEDIATE RELEASE

DUCKWALL-ALCO TAKES STRATEGIC ACTIONS

TO FOCUS ON ALCO STORES AND ENHANCE PROFITABILITY

Abilene, Kan. (November 29, 2010) - Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK) today announced strategic actions it believes will better allocate shareholders’ capital and improve profitability. The Company will close 44 Duckwall stores and redeploy the capital into higher-return ALCO stores. The Company, which currently operates 214 broad line ALCO stores in 23 states, intends to change its corporate name to ALCO Stores, Inc., to reflect its new strategic focus. The name change will likely take place in fiscal 2012.

Rich Wilson, President and Chief Executive Officer, commented: “After careful analysis, we have concluded that the small, limited-selection Duckwall stores no longer meet the needs of most shoppers. These stores account for only 3.9% of sales and little or no profit. Duckwall locations, averaging just 6,755 square feet, consume a disproportionate share of resources in distribution, back-office support, inventory investment and other costs. Plus, the necessary technology upgrades to bring these stores into the corporate IT infrastructure would be cost-prohibitive. These factors led us to conclude that the best course of action is to close the Duckwall stores. We expect that redeploying the resources used in the Duckwall stores to our more productive ALCO stores will improve the Company’s earnings.”

Wilson added, “Making this change will enable the Company to focus on maximizing the performance of our ALCO stores. In the past eight months, we have upgraded all of the Company’s ALCO stores, averaging 25,446 square feet, to better serve consumers and offer expanded selections of food and consumables. ALCO customers are telling us they like the wider aisles, better lighting, expanded food assortment and upgraded selection of merchandise.”

Among the 400 new items in ALCO stores are high-quality, lower-cost “Best Choice” and “Always Save” grocery and paper products. These private-label brands are provided through a new partnership with Associated Wholesale Grocers (AWG), which allows ALCO stores to reduce inventory, improve turnover and lower expenses at its distribution facility in Abilene, Kansas. “Our relationship with AWG will allow us to grow profitability in the coming months,” Wilson noted.

Wilson added that consumers have responded positively to the many changes, improving the recent sales trends in ALCO stores and the productivity of space and inventory. Conversely, sales at Duckwall stores have been declining in recent years.

The 44 Duckwall stores have a total of 267 full- and part-time associates. Forty-three of the stores will close permanently and one Duckwall store in Hettinger, ND, will reopen as an ALCO store. Customers of a number of the Duckwall stores will find broad line ALCO stores located within driving distance.

The Company expects to record expenses of approximately $1.8 million during the fourth quarter for closing costs attributable to severance, lease liability, inventory liquidation and other related costs. Upon conclusion of the closing process, the Company expects to redeploy approximately $4.0 million in capital to the ALCO stores.

Wilson concluded, “This was not an easy decision to make, and we know it will have an impact on our employees and the local communities we serve. We wish to express our thanks to the many customers who have become our friends over the years, and we also thank all of our Duckwall employees who have served our Company faithfully during that time.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional broad line retailer that specializes in meeting the needs of smaller, underserved communities across 23 states, primarily in the central United States. The Company offers an exceptional selection of quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 214 ALCO stores, the Company is proud to have continually provided excellent products at good value prices to its customers for 109 years. To learn more about the company visit www.ALCOstores.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Forward-looking statements can be identified by the inclusion of “will,” “believe,” “intend,” “expect,” “plan,” “project” and similar future-looking terms. You should not rely unduly on these forward-looking statements. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance. Forward-looking statements inherently involve risks and uncertainties, and, accordingly, actual results may vary materially. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

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For more information, contact:

Wayne S. Peterson

Senior Vice President–Chief Financial Officer

785-263-3350 X164

email: wpeterson@ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

email: dhagen@hagenandpartners.com